EXHIBIT 99.1

Aptose to Present Early CG-806 Clinical Findings at the 25th Congress of the European Hematology Association

SAN DIEGO and TORONTO, May 14, 2020 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics targeting the underlying mechanisms of cancer, today announced that new clinical data on CG-806, its oral, first-in-class FLT3/BTK cluster selective kinase inhibitor, will be presented in a poster presentation at the 25th Congress of the European Hematology Association, EHA25 Virtual Congress, taking place June 11-14, 2020.

CG-806 Poster Presentation Details:

EARLY CLINICAL FINDINGS FROM A PHASE 1 A/B DOSE ESCALATION TRIAL TO EVALUATE THE SAFETY AND TOLERABILITY OF CG-806 IN PATIENTS WITH RELAPSED OR REFRACTORY CLL/SLL OR NON-HODGKIN’S LYMPHOMAS
Date & Time: Friday, June 12, 08:30 CEST
Session Title: Chronic lymphocytic leukemia and related disorders - Clinical
Abstract Code: EP711
Location: Virtual

The accepted abstract is available online on the EHA conference website, ehaweb.org.

About CG-806

CG-806 is an oral, first-in-class FLT3/BTK cluster selective kinase inhibitor and is in Phase 1 clinical studies for the treatment of hematologic malignancies. This small molecule, demonstrates potent inhibition of wild type and all mutant forms of FLT3 (including internal tandem duplication, or ITD, and mutations of the receptor tyrosine kinase domain and gatekeeper region), cures animals of AML in the absence of toxicity in murine xenograft models, and represents a potential best-in-class therapeutic for patients with AML and other myeloid malignancies. Likewise, CG-806 demonstrates potent, non-covalent inhibition of the wild type and Cys481Ser (C481S) mutant forms of the BTK enzyme, as well as other oncogenic kinase pathways operative in B cell malignancies, suggesting CG-806 may be developed for various B cell malignancy patients (including CLL/SLL, FL, MCL, DLBCL and others) that are resistant/refractory/intolerant to covalent or other non-covalent BTK inhibitors. Because CG-806 targets key kinases/pathways operative in malignancies derived from the bone marrow, it is in development for B-cell cancers and AML.

About Aptose Biosciences

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies; APTO-253, the only clinical stage agent that directly targets the MYC oncogene and suppresses its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory acute myeloid leukemia (AML) or high risk myelodysplastic syndrome (MDS). For further information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Greg Chow	Dan Ferry, Managing Director
Executive Vice President, CFO	617-535-7746
650-718-5028	Daniel@LifeSciAdvisors.com
gchow@aptose.com

SMP Communications
Susan Pietropaolo
201-923-2049
susan@smpcommunications.com